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                               September 29, 1999

Winston Hotels, Inc.
2209 Century Drive, Suite 300
Raleigh, North Carolina  27612



                              Winston Hotels, Inc.
                                Qualification as
                          Real Estate Investment Trust

Ladies and Gentlemen:

                  We have acted as counsel to Winston Hotels, Inc., a North Carolina corporation (the "Company"), in connection with the preparation of a Form S-3 registration statement filed with the Securities and Exchange Commission ("SEC") on September 2, 1999, as amended through the date hereof (the "Registration Statement"), with respect to the offer and sale from time to time by the selling shareholders named in the prospectus contained as a part of the Registration Statement (the "Prospectus") of up to 878,797 shares (the "Secondary Shares") of the common stock, par value $0.01 per share, of the Company (the "Common Stock"). You have requested our opinion regarding certain U.S. federal income tax matters.

                  The Company, through WINN Limited Partnership, a North Carolina limited partnership (the "Partnership"), and Winston SPE, LLC, a wholly-owned subsidiary of the Partnership ("Winston SPE"), currently owns 51 hotels and associated personal property (the "Hotels"). The Company leases 49 of the Hotels to CapStar Winston Company, L.L.C., one of the Hotels to Bristol Hotels & Resorts, Inc., and one of the Hotels to Prime Hospitality Corp. (together, the "Lessees") pursuant to substantially similar operating leases (collectively, the "Leases"). Bristol Hotels & Resorts, Inc. and Prime Hospitality Corp. operate the Hotels that they lease. CapStar Winston Company, L.L.C. operates 39 of the 49 Hotels that it leases. Interstate Management and Investment Corporation operates nine of the Hotels, and Promus Hotels, Inc. operates one of the



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Winston Hotels, Inc.
September 29, 1999
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Hotels, pursuant to management agreements (collectively, the "Management
Agreements") with CapStar Winston Company, L.L.C.

                  In giving the opinions set forth below, we have examined the following:

1. the Company's Restated Articles of Incorporation, as filed with the Secretary of State of the State of North Carolina on August 2, 1999;

2. the Company's Amended and Restated Bylaws;

3. the prospectus contained as a part of the Registration Statement (the "Prospectus");

4. the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 11, 1997 (the "Partnership Agreement"), among the Company, as general partner, and several limited partners, as amended by Amendment No. 1 to the Partnership Agreement dated September 11, 1997, Amendment No. 2 to the Partnership Agreement dated December 31, 1997, and Amendment No. 3 to the Partnership Agreement dated September 14, 1998;

5. the Leases;

6. the Management Agreements; and

7. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

                  In connection with the opinions rendered below, we have assumed generally that:

                  1. Each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended.

                  2. Each partner (a "Partner") of the Partnership, other than the Company, that is a corporation or other entity has a valid legal existence.


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Winston Hotels, Inc.
September 29, 1999
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                  3. Each Partner has full power, authority, and legal right to enter into and to perform the terms of the Partnership Agreement and the transactions contemplated thereby.

                  4. The Partnership operates in accordance with the governing law of the state of North Carolina and the Partnership Agreement.

                  5. The Partnership Agreement has remained in substantially the same form as it was upon the most recent amendment and restatement thereof, and has not been amended in any material respect (except upon the substitution of partners in accordance with the terms of the Partnership Agreement).

                  6. During its taxable year ending December 31, 1999, and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years.

                  7. The Company will not make any amendments to its organizational documents or the organizational documents of the Partnership after the date of this opinion that would affect its qualification as a real estate investment trust ("REIT") for any taxable year.

                  8. No action will be taken by the Company, Winston Manager Corporation, a wholly-owned subsidiary of the Company, the Partnership, Winston SPE, or the Partners after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

                  In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of the facts contained in the documents set forth above or the representations set forth in the Officer's Certificate in a material way.

                  Based solely on the factual matters in the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, the discussions in the Prospectus under the caption "Federal Income Tax Consequences of Our Status as a


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Winston Hotels, Inc.
September 29, 1999
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REIT" (which are incorporated herein by reference), and without further investigation, we are of the opinion that:

                  (a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), for its taxable years ended December 31, 1994 through December 31, 1998, and the Company's organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ended December 31, 1999, and in the future; and

                  (b) the descriptions of the law contained in the Prospectus under the caption "Federal Income Tax Consequences of Our Status as a REIT" are correct in all material respects, and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Secondary Shares.

                  We have performed no due diligence and have made no efforts to verify the accuracy and genuineness of the documents and assumptions set forth above, or the representations set forth in the Officer's Certificate. We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for its 1999 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

                  The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the "Regulations"), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.


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Winston Hotels, Inc.
September 29, 1999
Page 5


                  The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the holders of Secondary Shares, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                              Very truly yours,

                                                 Hunton & Williams